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                                  EXHIBIT 10.53

UNION CONTRACT MEXICO-EFFECTIVE JANUARY 1, 1998 - DEC. 31, 1999

COLLECTIVE LABOR CONTRACT UNDER WHICH THE TWO PARTIES -- MR. JUSTO TIRADO MERAZ, AS SECRETARY GENERAL OF THE WORKERS' UNION AND COMPANY, OF THE MUNICIPALITY OF AGUA PRIETA, SONORA, AND MR. FRANCISCO FELIPE ABRIL NORIEGA

REPRESENTING ADFLEX MEXICO S.A. DE C.V. -- AGREE,  IS GOVERNED
BY THE FOLLOWING:

                                  C L A U S E S

        FIRST: The parties both recognize the legal capacity that is manifested in this document.

        SECOND: For the purposes of the parties involved, in interpreting and applying this contract, the following terminology will be used: UNION, COMPANY, CONTRACT AND LAW in regards to this document and the Labor Code.

        THIRD: The Union represents the following: Senior Superintendents, Superintendents, Supervisors, Secretaries, Drivers, Laboratory Technicians, the Engineering Department, Assistants, Guards, Administrative Personnel and all those who, by the nature of their job description, are considered represented by the Union.

        FOURTH: The Secretary General is to apply and interpret labor norms. Without the Secretary General, the Delegate will reach agreement through dialog and conciliatory means. When a conflict arises in the Company in which the Secretary General requires the participation of the Delegate, a written request must be used which specifies the nature of the conflict and approximate time constraints.

        FIFTH: The company is obligated to employ Union workers in all contracted positions. The Union is also obligated to provide the necessary personnel within 48 hours of a request. If the deadline elapses, and the Union doesn't provide the requested personnel, the Company can freely contract personnel, with the stipulation that they join the Union.

        SIXTH: When there is a vacancy in the plant, the employee with most seniority will fill that position, provided that s/he has the necessary aptitude and capacity to perform the work of that vacant position.
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SEVENTH: All promoted workers will be on probation during their first 30 days, during which they must prove to be capable to carry out the corresponding work and, if so, will receive an appropriate salary in relation to the new position.

        EIGHTH: If, during the period described in the previous clause, the worker is deemed not to have the necessary ability to perform his/her job, s/he will be reinstated in their previous job with the salary that corresponds to that position.

        NINTH: It is the authority of the Company to assign the employees tasks and shifts according to the individual requirements of the job.

        TENTH: When, because of the Company's needs, a worker is transferred to a task that s/he does not usually perform, s/he will receive the salary that corresponds with that task. In these cases, an employee will be chosen who has a comparable status in hierarchy to the position being filled.

        ELEVENTH: The Company gives authority to the Secretary General when s/he needs to handle some matter relating to the interpretation and application of the Collective Labor Contract; in turn, the Secretary General promises not to deal with political and religious subjects, nor to obstruct the work of the Company.

        TWELFTH: The Company and Workers, account for their workdays weekly, specifying over-time put in, as well as that which is foreseen in

Article 59 of the Law.

        THIRTEENTH: The Company promises to follow through with the social security system in the terms under which the Labor Code provides.

        FOURTEENTH: The Company is obliged to deduct the amount from the workers for regular or special amounts that the Union determines. The Union must communicate this in writing to the Company at the time of the previous collection. The Company will turn over the retained amounts to the person authorized by the Union, on Mondays of each week.

        FIFTEENTH:  The Company is obliged to maintain the bathrooms in good condition for the personal use of the workers. In turn, the workers are obliged to use them appropriately, keeping them tidy.
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         SIXTEENTH: The Company promises to maintain the ovens in good condition, so that the workers can heat their food. In turn, the workers promise to take care of the said appliances and to use them appropriately.

        SEVENTEENTH: It is the obligation of the worker to utilize their time card, at the entrance and exit. If without a card, the attendance book or list must be signed for proof of having been present at work.

        EIGHTEENTH: The Union and Company recognize the possibility in the future of the opening of other plants or divisions in this city. Other plants or divisions will be considered as a single economic unit for the purposes of this contract and the distribution of work. Consequently, if, because of a lack of materials or whatever other circumstances the amount of work is reduced, the following measures will be taken:

A. Relocation in another plant or division without affecting either the rank salary of the transposed worker. If, upon the discretion of the Company this is not possible, the following will occur:

B. Cuts can be carried out by work area, in each division or plant, in an independent manner.

C. Workers are given preference according to their ability and training in their specialty area.

D. If the Company resorts to lay-offs, the Company will pay 50% of the salary of the worker, provided that s/he has been working with the Company for more than 30 days.

The Company is obliged to reinstate the laid-off workers once the cause of the lay-offs has been corrected, provided that s/he hasn't resigned from the company nor Union, nor is working at another Company.

        NINETEENTH: The Company and Union agree that bonuses can be established independently in each department in accordance with productivity.

        TWENTIETH: The Company promises to encourage recreational activities between its workers and will provide the apparatus necessary to do so.

       TWENTY-FIRST:  Besides the obligatory days off established by
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Article 74 of the Law, the Company recognizes the holidays Good Friday and May
10 of each year. Furthermore, the Company will pay double salary to workers who work September 10th and Holy Thursday of each year.

        TWENTY-SECOND: The Union recognizes that in the case of a division or separation of the Company, it acknowledges placement of one hundred and fifty permanent workers, whereas the rest are contingent workers.

        TWENTY-THIRD: The Company commits to give unionized workers who work until the 20th of December of each year, 20 days salary for a completed year of service -- or the proportional amount -- which corresponds to the concept of Christmas bonus, in accordance with the Law.

        TWENTY-FOURTH: The Company promises to pay each one of the unionized workers a yearly bonus for their services in accordance with the following: from 5 to 7 years of uninterrupted service N$ 45.00, from 8 to 10 years of uninterrupted service N$ 70.00, from 11 or more years of uninterrupted service N$ 100.00. The payments will be given in the first thirty days of each year.

        TWENTY-FIFTH: The Company will plan the annual vacation time of its employees in accordance with the following:

        09 days for the first complete year of uninterrupted service 11 days for the second complete year of uninterrupted service 13 days for the third complete year of uninterrupted service 15 days for the fourth complete year of uninterrupted service

        From the fifth to tenth year of service, 16 days will be given. After the tenth complete year of service, vacation will increase by two days for each five years of uninterrupted service.

        TWENTY-SIXTH: The Company promises to hold an event for the working mothers at the Company for Mother's Day.

        TWENTY-SEVENTH: The Company promises to provide workers with equipment and protection items that the Commission of Safety and Hygiene relegate.

        TWENTY-EIGHTH: The Company will cover the seniority bonus within the terms and conditions referred to in Article 162 of the Federal Labor Law, to all unionized workers who wish to voluntarily retire from his/her work, provided that they have completed five years of cont. service.

        TWENTY-NINTH: The Company promises that when a holiday outlined by the Law, like the days considered as [can't see print here] by contractual
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right fall on a Sunday, the Company will switch it a working day -- as a holiday with pay.

         THIRTIETH: If a unionized worker dies, the Company will pay the beneficiaries six thousand new pesos for a natural death and seven thousand new pesos for an accidental death, provided it be used toward the burial costs. This benefit is allotted only if the worker, at the moment of his death, was working for the Company. For Company payment, the Union acts as intermediary and is provided the death certificate, and receipts of costs incurred for the funeral.

        THIRTY-FIRST: Upon the request of the Union, the Company promises to address the unionized workers twice a year, in January and July.

        THIRTY-SECOND: The Company promises to give workers what is appropriate to each, by participation in profits in accordance with the Law.

        THIRTY-THIRD: The Company accepts the clause of exclusion in its double aspect - in both hiring and firing. The Company is obligated, therefore, to take away the job from any unionized worker at the mere request of the Union, the situation having been a temporary disciplinary action or a permanent action. An official letter will be remitted to the Company, with the understanding that the Company will have no obligations.

        THIRTY-FOURTH: The Company will authorize permission for up to 10 paid days for one of the delegates when they go outside of the city to national or state congresses of the C.R.O.M. The Secretary will notify the Company one week ahead of time, with the day which the congresses are to take place and the delegate who will attend. The Company will authorize in writing that permission.

THIRTY-FIFTH: If the worker becomes incapacitated at the beginning of his/her vacation time, the said period will be postponed for the Company until his/her recovery. In the same way, if, while on vacation the employee were to suffer a sickness or accident that the I.M.S.S. would classify incapacitated, his/her vacation is suspended, resuming vacation after the treating doctor determines that his/her state of health is such a state to continue enjoying their vacation. To receive the benefits of this clause, it is absolutely necessary that hospitalization be implied. The workers must notify the Company, providing documentation to prove it [can't see the print] the facts at the latest at the end of his/her vacation.

THIRTY-SIXTH: The Company promises continue authorizing the services and
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benefits that are being received and that aren't stipulated in the Labor
Contract that are established with this Union.

THIRTY-SEVENTH: The Company promises to pay the Union once a year a contribution of two thousand new pesos to support the Union's efforts to promote recreation between its members.

THIRTY-EIGHTH: The company promises to authorize paid leave of up to three days in case of a death of an immediate family member of our employees: father, mother, wife, husband, child, brother or sister.

THIRTY-NINTH: A worker who feels that a decision of the Company was unjustified may consult with the Union Delegate to clarify any situation.

FORTIETH: The Union and Company agree to review this Contract as outlined in Articles 399 and 399 bis of the Federal Work Law and agree it will be in effect for two years as far as the clauses are concerned and will be effective the first day of January of 1998.

Unforeseen circumstances not addressed in this contract will be governed by the Law, customs and general principles of Law.

The parties are informed of the content and extent of each one of the clauses that make up this contract. It is signed as a record in the city of Agua Prieta, Sonora, on the tenth of December of 1997.

This contract has been revised, and will be put into effect the first day of the month of January of 1998. The parties agree to remit it to the Local Conciliation and Arbitration Meeting.

FOR THE UNION                          FOR THE COMPANY

/s/Justo Tirado Meraz                  /s/ Francisco Felipe Abril Noriega
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MR. JUSTO TIRADO MERAZ                 FRANCISCO FELIPE ABRIL NORIEGA
SECRETARY GENERAL                      DIRECTOR GENERAL